EX-99.(14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 26, 2025, relating to the financial statements and financial highlights of City National Rochdale Fixed Income Opportunities Fund, a series of beneficial interest in City National Rochdale Funds, which are included in Form N-CSR for the year ended September 30, 2025, and to the references to our firm under the headings “Questions and Answers” and “Financial Highlights” and “Appendix D: Financial Highlights” and “Appendix A: Form of Agreement and Plan of Reorganization and Termination” in the combined Proxy Statement and Prospectus.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

October 8, 2026